EXHIBIT 10.10
CITIZENS FINANCIAL GROUP, INC.
2014 OMNIBUS INCENTIVE PLAN
Restricted Stock Unit Award Agreement
Terms and Conditions
Unless defined in this award agreement (this “Award Agreement”), capitalized terms shall have the meanings assigned to them in the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (the “Plan”). In the event of a conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan shall prevail.
Section 1.Grant of RSU Award. Citizens Financial Group, Inc. (together with its Subsidiaries, the “Company”) has granted to the Participant (the “Participant”) an award (the “Award”) of the number of restricted share units (“RSUs”) specified in the Participant’s electronic account, effective on the “Grant Date” specified in the Participant's electronic account. The Award is subject to the terms and conditions of the Plan and this Award Agreement. The Award is granted under the Plan, the provisions of which are incorporated herein by reference and made a part of this Award Agreement.
Section 2.    Issuance of RSUs. Each RSU shall represent the right to receive one Share upon the vesting of such RSU, as determined in accordance with and subject to the terms of this Award Agreement and the Plan.
Section 3.    Rights as a Shareholder; Dividend Equivalents.
(a)    The Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying such RSUs.
(b)    If a dividend is declared on Shares during the period commencing on the Grant Date (including such date) and ending on the date on which the Shares underlying RSUs are distributed to the Participant pursuant to Section 6, the Participant shall be credited with dividend equivalents in the form and in an amount equal to the dividend that the Participant would have received had the Shares underlying the RSUs been distributed to the Participant as of the time at which such dividend is paid. Dividend equivalents will be subject to the same vesting and forfeiture restrictions as the RSUs to which they are attributable and will be paid on the same date that the RSUs to which they are attributable are settled in accordance with Section 6.
Section 4.    Restrictions on Transferability. The RSUs granted hereunder shall not be assigned, sold, exchanged, pledged, hypothecated, transferred, alienated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, by the Participant. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 4 shall be null and void and any RSU which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of the Plan and this Award Agreement shall be binding upon any permitted successors and assigns.
Section 5.    Vesting; Change of Control; Vesting and Forfeiture Upon a Termination of Employment.
(a)    Vesting. The Award will be subject to the vesting schedule specified in the Participant's electronic account.

(b)    Change of Control. If the Participant is terminated by the Company without Cause, or the Participant resigns from employment with the Company with Good Reason, within 12 months after a Change of Control (a “Change of Control Termination”), all unvested RSUs shall fully vest on the Participant’s termination date and shall be distributed to the Participant pursuant to Section 6.
(c)    Vesting and Forfeiture Upon Termination of Employment.
i.Termination Without Cause. If the Participant is terminated by the Company without Cause (other than a Change of Control Termination), the Participant’s RSUs shall continue to vest in accordance with Section 5(a) as though the Participant was still employed by the Company on each applicable vesting date, provided, however, that the Participant does not engage in any Detrimental Activity during the Participant’s post-employment vesting period.
ii.Retirement; Disability. If the Participant’s employment is terminated due to Retirement or Disability, the Participant’s RSUs shall continue to vest in accordance with Section 5(a) as though the Participant was still employed by the Company on each applicable vesting date, provided, however, that the Participant (A) does not engage in any Detrimental Activity and (B) does not become employed by any company in the financial services industry, in each case, during the Participant’s post-employment vesting period.
iii.Death. If the Participant is terminated due to death, the Participant’s RSUs shall fully vest on the Participant’s date of death and shall be distributed to the Participant’s Beneficiary pursuant to Section 6.
iv.Forfeiture. If the Participant is terminated by the Company with Cause or the Participant resigns for any reason (other than a Change of Control Termination), any unvested RSUs shall be forfeited in their entirety on the Participant’s termination date without any payment to the Participant. In addition, if (A) the Participant’s employment is terminated by the Company without Cause (other than a Change of Control Termination) and the Participant engages in any Detrimental Activity during the Participant’s post-employment vesting period, or (B) the Participant’s employment is terminated due to Retirement or Disability and the Participant either (I) engages in any Detrimental Activity, or (II) becomes employed by any company in the financial services industry, in either case, during the Participant’s post-employment vesting period, any unvested RSUs shall be forfeited in their entirety on the date that the Participant engages in such Detrimental Activity or becomes employed by any company in the financial services industry, as applicable, without any payment to the Participant.
Section 6.    Distribution on Vesting. Subject to the provisions of this Award Agreement, upon the vesting of any of the RSUs, the Company shall deliver to the Participant (or the Participant’s Beneficiary, in the event of the Participant’s death prior to distribution), as soon as reasonably practicable after the vesting date (or the Participant’s termination date, as applicable), one Share for each RSU, provided that such delivery of Shares shall be made no later than the end of the calendar year in which they vest or, if later, by the 15th day of the third calendar month after the vesting date provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment. Upon such delivery, such Shares shall be fully assignable, saleable and transferable by the Participant, provided that any such assignment, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws.
Section 7.    [Repayment Requirement. If the Participant’s employment is terminated (or notice to terminate is given by the Participant or the Company) for any reason other than death, Disability, Retirement, or termination by the Company without Cause within 12 months of the date the Participant commences employment with the Company, any unvested RSUs shall be forfeited in their entirety on the Participant’s termination date without any payment to the Participant and the Participant shall be required to repay the Company within 14 days of the Participant’s termination date the net value (following any applicable tax and other statutory deductions) of any Shares that the Participant received pursuant to this Award Agreement.] [Section 7 is only applicable to buy-out awards.]

Section 8.    Tax Liability; Withholding Requirements. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder. The Company shall be authorized to withhold from the Award the amount (in cash or Shares, or any combination thereof) of applicable withholding taxes due in respect of the Award, its settlement or any payment or transfer under the Award and to take such other action (including providing for elective payment of such amounts in cash or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided, however, that no Shares shall be withheld with a value exceeding the maximum statutory tax rates in the applicable tax jurisdictions.
Section 9.    Recoupment/Clawback. The Participant hereby acknowledges and agrees that in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), the Committee retains the right at all times to decrease or terminate all awards and payments under the Plan, and any and all amounts payable under the Plan, or paid under the Plan, shall be subject to clawback, forfeiture, and reduction to the extent determined necessary to comply with applicable law.
Section 10.    No Right to Continued Employment. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to continue to be employed by the Company and the receipt of the Award does not confer any rights on the Participant other than those expressly set forth in this Award Agreement or the Plan.
Section 11.    Section 409A of the Code. This Award Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Award Agreement shall be operated accordingly. If any provision of this Award Agreement or any term or condition of the RSUs would otherwise conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in this Award Agreement, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code any distribution that otherwise would be made to such Participant with respect to RSUs as a result of such separation from service shall not be made until the date that is six months after such separation from service, except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participants’ right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
Section 12.    Miscellaneous.
(a)    Definitions. For purposes of this Award Agreement:
i.“Cause” means:
(1)     any conviction (including a plea of guilty or of nolo contendere or entry into a pre-trial diversion program) of the Participant for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829;

(2)     the Participant commits an act of gross misconduct, fraud, embezzlement, theft or material dishonesty in connection with the Participant’s duties or in the course of the Participant’s employment with the Company or any of its affiliates;
(3)     failure on the part of the Participant to perform his or her employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after the Participant receives written notice of such failure; or
(4)     the Participant engages in Detrimental Activity.
ii. “Detrimental Activity” includes the following:
(1)     The Participant’s disclosure to any unauthorized person, firm, or corporation or use or attempt to use for his or her own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any of its affiliates, howsoever obtained or provided, during the course of, or as a result of, his or her employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, including but not limited to electronic and digital media, whether or not labeled as “confidential”;
(2)     Whether directly or indirectly, and whether for the Participant’s account or for any person or entity other than the Company or any of its affiliates:
(a)     hiring, employing, soliciting for employment or hiring, or attempting to solicit for employment or hire, any person who is employed by the Company or any of its affiliates or inducing any such employee to terminate his or her employment or accept employment with anyone other than the Company or any of its affiliates, or otherwise interfering with the relationship between the Company or any of its affiliates and any of its employees; or
(b)     soliciting or assisting in soliciting for business any customer of the Company or any of its affiliates, or inducing or encouraging any such customer to discontinue or diminish his, her or its relationship or prospective relationship with the Company or any of its affiliates, or diverting business away from the Company or any of its affiliates;
(3)     Making any false or disparaging comments about the Company or any of its subsidiaries, affiliates, employees, officers, or directors; or
(4)     Engaging in any activity which in the opinion of the Company is not consistent with providing an orderly handover of the Participant’s responsibilities.
The Participant agrees that the foregoing restrictions are reasonable and necessary to protect the Company’s business and that the grant of this Award, along with the benefits and attributes of the Participant’s employment by the Company, is good and valuable consideration to compensate the Participant for agreeing to these restrictions.
iii. “Disability” means the Participant is entitled to, and has begun to receive, long-term disability benefits under the long-term disability plan of the Company in which the Participant participates.
iv.“Good Reason” means any of the following changes, as compared to the Participant's terms of employment prior to a Change of Control:

(1)     a material diminution in the Participant’s authority, duties, or responsibilities;
(2)     a material diminution in the Participant’s base salary other than a general reduction in base salary that affects all similarly situated employees; or
(3)     a relocation of the Participant’s principal place of employment by more than 50 miles from his or her current principal place of employment, unless the new principal place of employment is closer to the Participant's home address.
Provided, however, that the Participant must give written notice to the Company within 30 days of the initial existence of any of the foregoing changes, the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate the Good Reason, and if not remedied, the Participant’s employment must terminate no later than 60 days following the expiration of such cure period. Notwithstanding the foregoing, the Participant’s continued employment shall not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason under this Award Agreement.
v.“Retirement” means the Participant’s age plus years of service (in each case, including completed months) equals or exceeds 65, with a minimum of at least five years of service with the Company.
(b)    Notices. All notices, requests and other communications under this Award Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or by e-mail or any other form of electronic transmission or delivery approved by the Committee, as follows:
if to the Company, to:
Citizens Financial Group, Inc.
600 Washington Blvd.
Stamford, CT 06901
Attention: Corporate Secretary
if to the Participant, to the address that the Participant most recently provided to the Company, or to such other address, facsimile number, e-mail address or such other form of electronic transmission or delivery as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt. Notwithstanding anything to the contrary contained in this Award Agreement or in the Plan, the Company may, in its sole discretion, deliver and, by acceptance of this grant, the Participant hereby explicitly and unambiguously consents and agrees to the receipt and delivery of, any notices permitted or required hereunder, documents related to any Awards granted under the Plan and/or any other information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries or the Plan by electronic means, including but not limited to through the Participant’s electronic account, through another on-line or electronic account system established and maintained by the Company or another third party designated by the Company or via the Company website. Such consent shall remain in effect throughout the Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by the Participant. The Participant acknowledges that the Participant may receive from the Company a paper copy of any notices or documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.

(c)    Entire Agreement. This Award Agreement and the Plan (including the terms specified in the Participant's electronic account, as noted in Section 1 and Section 5 above) constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
(d)    Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.
(e)    Amendment; Waiver. No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant, provided that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(f)    Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(g)    Successors and Assigns; No Third-Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.
(h)    Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. By acknowledging this Award Agreement electronically or signing it manually, as applicable, the Participant waives any right that the Participant may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Award Agreement or the Plan.
(i)    Discretionary Nature. The grant of the RSUs does not create any contractual right or other right in the Participant to receive any RSUs or other Awards in the future. Future grants of Awards, if any, shall be at the sole discretion of the Company.
(j)    Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the RSUs pursuant to this Award Agreement. The Participant acknowledges receipt of a copy of the Plan and this Award Agreement and understands that material definitions and provisions concerning the RSUs and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Award Agreement and the Plan.
(k)    Dispute Resolution. Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and the Participant agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and each Participant agree that any dispute between or among them and/or their affiliates arising out of, relating to or in connection with this Plan shall be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current AAA Commercial Arbitration Rules. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city/location selected by the Company in its sole discretion. The arbitration (if the dispute is not resolved by mediation) shall be conducted by a single AAA arbitrator, selected by the Company in its sole discretion. Any award rendered by the arbitrator, including with respect to responsibility for AAA charges (including the costs of the mediator and arbitrator), shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. In the unlikely event the AAA refuses to accept jurisdiction over a dispute, the Company and each Participant agree to submit to JAMS mediation (formerly known as Judicial Arbitration and Mediation Services) and arbitration applying the JAMS equivalent of the AAA Commercial Arbitration Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
(l)    Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Award Agreement.
(m)    Nature of Payments. Any and all grants or deliveries related to the RSUs hereunder shall constitute special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any retirement, death or other benefits under (i) any retirement, bonus, life insurance or other employee benefit plan of the Company, or (ii) any agreement between the Company and the Participant, except as such plan or agreement shall otherwise expressly provide.
(n)    Data Privacy. The Participant understands that the Company and its affiliates and hold certain personal information about the Participant, including but not limited to the Participant’s name, home address and telephone number, birthdate, social insurance number or other identification number, compensation, details of all Awards or any other entitlement to Shares for the purpose of administering the Plan (the “Data”). As a condition of receipt of this Award, the Participant explicitly consents to the collection, use, transfer and retention, in electronic or other form, of the Data by and among, as applicable, the Company, its affiliates and any third parties assisting the Company in administration of the Plan (including but not limited to any broker or other third party with whom the Participate may elect to deposit Shares), in each case, for the purpose of administering the Participant’s participation in the Plan.